Exhibit 99.1

The LGL Group, Inc. Reports Results for the Quarter Ended March 31, 2011

First Quarter 2011 Revenues of $9,020,000; Net Income of $241,000 and
Diluted Earnings per Share of $0.10

ORLANDO, FL, May 11, 2011 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), announced results for the quarter ended March 31, 2011.

First Quarter 2011 Revenues of $9,020,000, with Diluted EPS of $0.10

Total revenues for the quarter ended March 31, 2011 were $9,020,000, a decrease of 15.7% from revenues of $10,701,000 for the quarter ended March 31, 2010.  Net income for the quarter ended March 31, 2011 was $241,000, compared with $1,066,000 for the same period in 2010.  Diluted earnings per share was $0.10 for the quarter ended March 31, 2011, compared with diluted earnings per share of $0.48 for the same period in 2010.  The decreases in revenues and net income were the result of reduced order activity during the second half of 2010 consistent with prevailing trends in our industry and the fact that the Company had de minimis tax expense in 2010 due to a full valuation allowance against its deferred tax assets.

Greg Anderson, LGL’s President and Chief Executive Officer said “We extended our trend of positive earnings to six consecutive quarters, despite reduced revenue levels.  We continue to manage profitability by controlling structural spending while monitoring trends in business cycles that affect our markets.  Customer positions remain strong.”  Mr. Anderson also noted, “The Company continues to invest in product development to expand its product offerings, broaden its market reach and create new selling opportunities.  These investments are expected to grow revenue and fuel earnings growth over the next two years.”

Order Backlog Improves to $12.2 Million as of March 31, 2011

The Company’s backlog grew to $12,238,000 as of March 31, 2011, an increase of 14.0% compared to a backlog of $10,734,000 as of December 31, 2010.  The increase in backlog was due primarily to an increase in repeat orders from existing customers during the quarter, as well as orders from newly qualified products obtained through the Company’s ongoing development efforts.

Mr. Anderson noted, “The Company saw improvement in its backlog in the first quarter of 2011 resulting from improving conditions in the Telecom market segment.”  Mr. Anderson added, “The order outlook for the MISA market segment continues to reflect uncertainty related to government budget cycles for the near-term, although our customer positions remain very strong in all sectors.”

Gross Margins of 32.6%; Cash from Operations of $1.1 Million

The Company maintained gross margins of 32.6% for the quarter ended March 31, 2011, compared to 34.1% for the same period in 2010.  This decrease was primarily due to the reduction in revenues from the comparable period in 2010.  Mr. Anderson noted, “Management aggressively managed its variable costs while maintaining structural cost discipline, allowing us to achieve respectable gross margins in spite of lower revenues for the period.”

In addition, the Company generated $1,143,000 in cash from operations during the quarter ended March 31, 2011, compared to $31,000 for the same period in 2010.  Working capital, including cash and cash equivalents, at March 31, 2011 was $19,250,000, an increase of $12,616,000 from working capital of $6,634,000 at March 31, 2010.  The increase in working capital was primarily due to the net proceeds of $6.4 million from the public offering of 350,000 shares of the Company’s common stock completed on February 4, 2011.

Total cash and cash equivalents at March 31, 2011 was $11,052,000 compared to $3,977,000 at March 31, 2010.  The increase is due to cash generated from operations and from the net proceeds of the public offering completed on February 4, 2011.  Total debt at March 31, 2011 was $596,000 compared to $3,199,000 at March 31, 2010.  The decrease was due primarily to the payoff of the RBC term loan in the third quarter of 2010 with cash generated from operations.

Mr. Anderson said, “Management is actively working to add to its operating flexibility by increasing the amount of its bank lines and leveraging the Company’s improved balance sheet and operating position through the pursuit of organic growth, strategic joint ventures and acquisitions designed to create long-term value for our shareholders.”

“The Company is continuing to pursue its framework for growth, which includes (i) making incremental investments in its core business, (ii) exploring joint venture opportunities to gain access to intellectual property or expand capacity, (iii) seeking synergistic mergers and acquisition opportunities, and (iv) exploring true greenfield investments,” said Mr. Anderson

Update on Status of Impact from Japan Disaster

The Company commented that, to date, it has not experienced any direct impact to its supply chain as a result of the Japan disaster.  The Company reported that in select cases, raw material lead times were extended, but it expects that those effects will be short-lived as Japanese factories have come back on line.

Mr. Anderson said, “We have navigated the crisis with our supply chain intact, and the situation at this time appears to have stabilized.”  Mr. Anderson also noted, “Our efforts to maintain the supply chain and at the same time our ability to respond quickly to urgent customer service requests has positioned the Company to fill in supply gaps for our customers.  In one case, we were able to gain significant market share by rapidly bringing supply solutions to one of our key customers engaged in the build-out of next generation infrastructure for the mobile telecommunications network.”

Mr. Anderson also noted “At this time, it does not appear that there will be any significant negative effects on our near-term financial results from the Japan disaster, but it remains unclear as to whether the situation will adversely affect pricing, lead times and customer order patterns in the future.  We will provide updates as further information is available.”

Investor’s Conference Call Scheduled for Thursday, May 12, 2011 at 8:30 A.M. EST

An investor conference call is scheduled for Thursday, May 12, 2011 at 8:30 a.m. EST.  The purpose of the call is to discuss the Company’s first quarter 2011 earnings results, current business activities and strategy.  The Company’s President and Chief Executive Officer, Greg Anderson, will host the audio event.

Participants can access the conference call at (800) 894-5910 for domestic callers and (785) 424-1052 for international callers.  The conference ID is LGLIR512.

Presentation materials will be available on the LGL website on Wednesday, May 11, 2011 by 6:00 p.m. EST at www.lglgroup.com.  Participants are invited to “attend” the online meeting using Conferencing Center LIVE.  To attend the event, participants are asked to copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.  The meeting ID is: LGLIR512; the entry code is: attend.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in The LGL Group’s filings with the U.S. Securities and Exchange Commission.

Contacts:	LaDuane Clifton, The LGL Group, Inc.:	(407) 298-2000
Email: lclifton@lglgroup.com

Victor Emmanuel, VJE Consultants:	(914) 305-5198

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

For the three months ended March 31,	2011	2010

REVENUES	$9,020	$10,701
Cost and expenses:
Manufacturing cost of sales	6,078	7,048
Engineering, selling and administrative	2,559	2,449
Total Cost and Expenses	8,637	9,497
OPERATING INCOME	383	1,204
Total Other Expense	(3)	(110)
INCOME BEFORE INCOME TAXES	380	1,094
Income tax provision	(139)	(28)

NET INCOME	$241	$1,066

Weighted average number of shares used in basic EPS calculation	2,481,149	2,227,684
Weighted average number of shares used in diluted EPS calculation	2,481,149	2,238,931

BASIC NET INCOME PER COMMON SHARE	$0.10	$0.48
DILUTED NET INCOME PER COMMON SHARE	$0.10	$0.48

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	March 31, 2011	December 31, 2010 (A)
ASSETS
Cash and cash equivalents	$11,052	$4,147
Accounts receivable, less allowances of $148 and $161, respectively	4,801	5,782
Inventories	6,285	5,947
Deferred taxes	1,295	1,295
Prepaid expenses and other current assets	405	317
Total current assets	23,838	17,488
Property, plant and equipment, net	4,229	3,828
Other assets	2,210	2,409
Total assets	$30,277	$23,725
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$4,588	$4,659
Long-term debt, net of current portion	291	370
Total Liabilities	4,879	5,029
Stockholders’ Equity	25,398	18,696
Total Liabilities and Stockholder’s Equity	$30,277	$23,725

(A)
The Condensed Consolidated Balance Sheet as of December 31, 2010 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.